Ashland Partners & Company LLP	525 Bigham Knoll, Suite 200 Jacksonville, OR 97530 541.857.8800 Fax: 503.213.7245 www.ashlandpartners.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Ironwood Multi-Strategy Fund LLC Registration Statement on or about August 18, 2014 in regard to our verification of Ironwood Capital Management’s compliance with Global Investment Performance Stands (GIPS).

/s/ Jessica Parker
Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530

GIPS® Verifications • Performance Examinations • Consulting
Audit and Attestation Services •  SSAE No. 16 Exams •  Tax Services